Exhibit 99.1

AITX’s RAD Announces ATM Hook & Chain Attack AI Analytic

RAD Devices to be Equipped with the Ability to Detect and Potentially Thwart ATM Theft

Detroit, Michigan, February 15, 2024 – Robotic Assistance Devices (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), today announced a significant addition to its suite of AI analytics. This innovation equips RAD’s robotic security solutions with the capability to detect the rampant threat of Hook & Chain ATM attacks plaguing the banking industry. A Hook and Chain attack involves attaching one end of a chain or cable to an ATM and using a vehicle to exert force on the machine, usually by pulling the chain with the vehicle, with the objective of forcefully open the ATM’s safe doors, allowing thieves to access the cash inside. With this development, RAD continues to lead the charge in providing cutting-edge security solutions tailored to meet the evolving challenges faced by financial institutions and other enterprise clients.

Steve Reinharz, CEO/CTO of AITX and RAD commented, “This important addition to our growing suite of AI analytics is just another example of how RAD is listening, and responding, to the needs of our clients and prospects. Since the very beginning, RAD has been in the business of saving clients’ money through innovative AI-powered solutions. This new analytic is the embodiment of that mission.”

According to a report by ATM Marketplace, the FBI reported 254 thefts in 2021, up from 229 in 2020 and 31 in 2019. Hook and chain attacks were the leading ATM crime, in which thieves steal the cash from an ATM machine and cause extensive property damage, sometimes with loss and damages approaching $500K per incident.

Mark Folmer, CPP, PSP, FSyI, President of RAD, added, “The Hook & Chain analytic was requested during discussions with a leading national bank with over 1000 branches. It’s foreseeable that soon a large number of these locations will implement a ROSA or RIO to provide that extra layer of defense, security and safety.”

ATM attacks result not only in direct financial losses from stolen cash and property damage but also in significant reputational and financial impacts for banking institutions. The public perception of a bank’s security and trustworthiness can be severely damaged in the aftermath of such attacks, leading to a loss of customer confidence and potential erosion of market share. Moreover, the costs associated with investigating and resolving these incidents, including legal fees, regulatory fines, and public relations efforts to restore trust, can further strain financial resources.

Troy McCanna, RAD’s Senior Vice President of Revenue Operations, expressed optimism, stating, “This new analytic has the potential to propel RAD further into the banking and finance market segments. We currently have highly satisfied banking clients who are eager to implement the ATM attack detection analytic. Additionally, our sales pipeline includes several significant banking opportunities, and this enhancement should help move them closer to completion.”

For more information on RAD’s security and safety solutions for the banking industry, please visit http://tinyurl.com/4rcaxv72

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz